Exhibit 99.1

Global Payment Technologies Announces Fiscal 2008 Third-Quarter Results

BOHEMIA, N.Y.--(BUSINESS WIRE)--Global Payment Technologies, Inc. (Over the Counter Bulletin Board Symbol: GPTX.OB) ("GPT"), a leading manufacturer and innovator of currency acceptance systems used in the worldwide gaming, beverage, and vending industries, today announced its fiscal 2008 third-quarter results.

Summary of Financial Highlights (Dollar amounts in 000s, except per share data)
	Three Months Ended 6/30			Nine Months Ended 6/30
	2008	2007	Change	2008	2007	Change
Net Sales	$3,809	$3,103	22.8%	$9,242	$9,869	(6.4%)
Net Loss	( $561)	( $1,606)	65.1%	($2,565)	($4,187)	38.7%
Net (Loss) Per Share
Basic	($0.08)	($0.26)	$0.18	($0.37)	($0.67)	$0.30
Diluted	($0.08)	($0.26)	$0.18	($0.37)	($0.67)	$0.30

Net Sales

Net sales increased by 22.8% or $706,000, to $3,809,000 in the three months ended June 30, 2008 as compared with $3,103,000 in the comparative prior-year period. This sales increase was due to increased sales in the gaming market.

Net sales decreased by 6.4% or $,627,000, to $9,242,000 in the nine months ended June 30, 2008 as compared with $9,869,000 in the comparative prior-year period. This sales decrease was due to $270, 000 decreased sales to the gaming market and $357,000 decreased sales to the beverage and vending market and was incurred in the first quarter of this fiscal year, prior to current management.

Gross Profit

Gross profit increased to $743,000 or 19.5% of net sales, in the three months ended June 30, 2008 as compared with $285,000, or 9.2% of net sales, in the comparative prior-year period. The most significant factor affecting the Company's gross profit percentage is the unit sales levels achieved and their relationship to manufacturing costs.

Gross profit increased to $1,845,000 or 20.0% of net sales, in the nine months ended June 30, 2008 as compared with $1,623,000, or 16.4.8% of net sales, in the comparative prior-year period. The most significant factor affecting the Company's gross profit percentage is the unit sales levels achieved and their relationship to manufacturing costs.

Operating Expenses

Operating expenses decreased to $1,228,000, or 32.2% of sales, in the three months ended June 30, 2008 as compared with $1,863,000, or 60% of sales, in the comparative prior-year period. This decrease of $635,000 is primarily the result of lower payroll, travel, and consulting expenses. The Company also reduced its operating expenses by moving to a smaller facility, which is more appropriate to the size of the business in July 2007. The Company charged $22,000 to operations during the three months ended June 30, 2008 and $58,000 during the three months ended June 30, 2007 representing the fair value of stock options granted to employees, officers and directors.

Operating expenses decreased to $4,264,000, or 46.1% of sales, in the nine months ended June 30, 2008 as compared with $5,752,000, or 58.2% of sales, in the comparative prior-year period. This decrease of $1,488,000 is primarily the result of lower payroll, travel, and consulting expenses. The Company also reduced its operating expenses by moving to a smaller facility, which is more appropriate to the size of the business in July 2007. The Company charged $99,000 to operations during the nine months ended June 30, 2008 as compared to $173,000 in the prior year representing the fair value of stock options granted to employees, officers and directors.

Interest Expense

Interest expense increased to $74,000 as compared to interest expense of $14,000 in the comparable prior-year period. The increase was primarily associated with the issuance to GPTA of a one-year secured term note in the principal amount of $440,000 that bears interest at a rate equal to the prime rate plus 3.0% and the amortization of the warrants issued in connection with the convertible note of $400,000. The convertible note converted to 2,000,000 shares of preferred stock. As a result there will be no additional amortization of the warrants issued in connection with the convertible note.

Interest expense increased to $136,000 as compared to interest expense of $40,000 in the comparable prior-year period. The increase was primarily associated with the issuance to GPTA of a one-year secured term note in the principal amount of $440,000 that bears interest at a rate equal to the prime rate plus 3.0% and the amortization of the warrants issued in connection with the convertible note of $400,000 The convertible note converted to 2,000,000 shares of preferred stock. As a result there will be no additional amortization of the warrants issued in connection with the convertible note.

Income Taxes

With respect to the provision for income taxes, the effective rate was 0.9% as compared with 0.1% in the prior-year period. The Company provided a full valuation allowance against its deferred income tax assets in the fourth quarter of fiscal 2003 and continues to provide a full valuation allowance at June 30, 2008. The valuation allowance is subject to adjustment based upon the Company’s ongoing assessment of its future taxable income and may be wholly or partially reversed in the future.

With respect to the provision for income taxes, the effective rate was 0.9% as compared with 0.1% in the prior-year period. The Company provided a full valuation allowance against its deferred income tax assets in the fourth quarter of fiscal 2003 and continues to provide a full valuation allowance at June 30, 2008. The valuation allowance is subject to adjustment based upon the Company’s ongoing assessment of its future taxable income and may be wholly or partially reversed in the future.

Net (Loss)

Net loss for the quarter ended June 30, 2008 was $561,000, or $0.07 per share, as compared with $1,606,000, or $0.26 per share, in the comparative prior-year period.

Net loss for the nine months ended June 30, 2008 was $2,565,000, or $0.36 per share, as compared with $4,187,000, or $0.67 per share, in the comparative prior-year period.

Andre Soussa, GPT’s Chairman of the Board and CEO stated, “Our progress is in keeping with the Company’s plan to return to profitability. We have successfully implemented cost reduction measures during the quarter resulting in reduced operating expenses and the elimination of two senior level positions. Subsequent to the third quarter we further reduced headcount by an additional 11 employees or 16% of the Company’s total employee based which has resulted in cost reductions of approximately $800,000 annually. In addition our two top senior executives took a voluntary pay cut totaling $100,000 annually. These reductions continue the effort to bring the Company’s expenses to an appropriate level as we work toward moving the Company to profitability.

“In the past twelve months, GPT has reduced headcount globally by approximately 30%, reduced expenses in Moscow and London, moved to a smaller production facility in Bohemia, NY and reduced other operating expenses which total nearly $3,000,000 annually.

“These reductions were necessary steps and consistent with the plan I outlined in June to bring GPT to profitability. They have been further supplemented by internal programs to help create greater margins and expand our sales Our goals remain the same and we have our dedicated employees working hard and focused on bringing GPT back as an innovative industry leader. We have continued with our development of new products and will be announcing the details of these in the near future.”

Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT web site for more information at http://www.gpt.com.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company’s strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.

GLOBAL PAYMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(000s)

	unaudited
	6/30/2008	9/30/2007
ASSETS

CURRENT ASSETS:
CASH AND CASH EQUIVALENTS	$648	$879
ACCOUNTS RECEIVABLE, NET	1,103	1,030
INVENTORY, NET	3,409	3,768
PREPAID EXPENSES AND OTHER CURRENT ASSETS	101	178

TOTAL CURRENT ASSETS	5,261	5,855

PROPERTY AND EQUIPMENT, NET	541	822
CAPITALIZED SOFTWARE COSTS, NET	55	89
OTHER ASSETS	-	36
TOTAL ASSETS	$5,857	$6,802

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
BORROWING UNDER DEBT FACILITY	$-	$353
CURRENT PORTION OF LONG-TERM DEBT	-	40
NOTE PAYABLE, RELATED PARTY	440	-
ACCOUNTS PAYABLE	2,596	2,003
ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES	1,088	936

TOTAL CURRENT LIABILITIES	4,124	3,332

SHAREHOLDERS' EQUITY:
PREFERRED STOCK	20	-
COMMON STOCK	78	68
ADDITIONAL PAID-IN CAPITAL	14,679	13,912
RETAINED (DEFICIT) EARNINGS	(11,588)	(9,024)
ACCUMULATED OTHER COMPREHENSIVE INCOME	43	13
	3,232	4,969
LESS: TREASURY STOCK	(1,499)	(1,499)

TOTAL SHAREHOLDERS' EQUITY	1,733	3,470

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$5,857	$6,802

GLOBAL PAYMENT TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(IN OOOs EXCEPT SHARE AND PER SHARE DATA)

	(unaudited)		(unaudited)
	THREE MONTHS ENDED		NINE MONTHS ENDED
	JUNE 30,		JUNE 30,

	2008	2007	2008	2007

NET SALES	$3,809	$3,103	$9,242	$9,869

GROSS PROFIT	743	285	1,845	1,623

OPERATING EXPENSES	1,228	1,863	4,264	5,752

LOSS FROM OPERATIONS	(485)	(1,578)	(2,419)	(4,129)

OTHER EXPENSE:
INTEREST EXPENSE, NET	(74)	(14)	(136)	(40)
TOTAL OTHER EXPENSE	(74)	(14)	(136)	(40)

LOSS BEFORE PROVISION FOR INCOME TAXES	(559)	(1,592)	(2,555)	(4,169)

PROVISION FOR INCOME TAXES	2	14	10	18

NET LOSS	$(561)	$(1,606)	$(2,565)	$(4,187)

PER SHARE INFORMATION:
BASIC	$(0.08)	$(0.26)	$(0.37)	$(0.67)
DILUTED (1)	$(0.08)	$(0.26)	$(0.37)	$(0.67)

COMMON SHARES USED IN COMPUTING
PER SHARE AMOUNTS:
BASIC	7,443,201	6,264,355	6,878,238	6,233,586
DILUTED (1)	7,443,201	6,264,355	6,878,238	6,233,586

(1) FOR THE THREE MONTHS ENDED JUNE 30, 2008 AND 2007 AND THE NINE MONTHS ENDED JUNE 30, 2008 AND 2007, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL DILUTIVE SHARES OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

CONTACT:
PR Financial Marketing
Jim Blackman, 713-256-0369
jimblackman@prfinancialmarketing.com
or
Global Payment Technologies, Inc.
William L. McMahon, 631-563-2500 ext. 273
President-CFO